Exhibit 10.1

AMENDMENT NO. 4, dated as of April 12, 2012 (this “Amendment”), to the Loan and Security Agreement (as amended, restated, supplemented or modified, from time to time, the "Agreement") dated January 14, 2010, by and between Lakeland Industries, Inc., a Delaware corporation ("Borrower") and TD Bank, N.A., a national banking association ("Lender").

RECITALS

WHEREAS, the Borrower has requested and the Lender has agreed, subject to the terms and conditions of this Amendment, to amend certain provisions of the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Amendments.

(a)         The following definitions in Section 1.1 of the Agreement are hereby amended and restated in their entirety to provide as follows:

Aggregate Outstandings – on any date of determination, the Aggregate RC Outstandings plus Aggregate TL Outstandings plus Aggregate Refinance TL Outstandings.

Amendment No. 4 Effective Date – April 12, 2012.

Consolidated EBITDA - For any period, Consolidated Net Income (or deficit) plus (a) Consolidated Interest Expense, plus (b) Consolidated Depreciation Expense, plus (c) Consolidated Amortization Expense, plus (d) Consolidated Tax Expense, plus (e) non-cash expenses for equity compensation related to restricted stock plans and stock options for employees and board members, minus (g) consolidated extraordinary gains of Borrower and its Subsidiaries (including with respect to a reverse or refund of the $1,583,247 Brazil value added tax expense incurred during the fiscal quarter ended April 30, 2010, if applicable), minus (h) consolidated extraordinary charges relating to the discontinuance and shutdown of operations in India in an amount not to exceed $2,300,000, minus (i) consolidated extraordinary charges relating to the discontinuance and shutdown of operations in Missouri in an amount not to exceed $300,000, all as determined on a rolling four quarter basis, in accordance with GAAP.

Loan Documents - Collectively, this Agreement, the Note, the Surety and Guaranty Agreement, the Letter of Credit Documents, the Security Documents, the Perfection Certificate, the Cash Management Agreement, the Negative Pledge Agreements, the Springing Mortgages and all agreements, instruments and documents executed and/or delivered in connection therewith, all as may be supplemented, restated, superseded, amended or replaced from time to time.

Loans - Collectively, the unpaid balance of cash Advances under the Revolving Credit, the outstanding principal amount of the Term Loans and the outstanding principal amount of the Refinance Term Loan, each of which may be may be Base Rate Loans or LIBOR Rate Loans, and any unreimbursed draws under any Letter of Credit.

Note - The Revolving Credit Note, each Term Loan Note or the Refinance Term Loan Note, individually. Notes – collectively, the Revolving Credit Note, the Term Loan Notes and the Refinance Term Loan Note.

Security Documents - The Pledge Agreements, the Security Agreement, the Negative Pledge Agreements, the Springing Mortgages, and other collateral security document thereafter delivered to the Lender.

(b)         The following definitions are hereby added to Section 1.1 of the Agreement in their appropriate alphabetical order:

Aggregate Refinance TL Outstandings - the aggregate outstanding principal amount of the Refinance Term Loan.

Aggregate RC Outstandings – The aggregate principal amount of unpaid cash Advances plus the Letter of Credit Amount.

Borrowing Base – During any Borrowing Base Period, an amount equal to the sum of (1) eighty five percent (85%) of all Eligible Accounts, plus (2) fifty percent (50%) of Eligible Inventory, provided that the Borrowing Base is subject to revision, from time to time, in the reasonable credit discretion of the Bank, upon receipt and satisfactory review by the Bank of field audits to be conducted by the Bank, from time to time, as the Bank reasonably deems necessary.

Borrowing Base Certificate - The Borrowing Base Certificate in the form set forth as Exhibit G attached hereto.

Borrowing Base Period – Each fiscal quarter of the Borrower when (a) the Applicable Ratio was greater than 2.75:1.00 and (b) Consolidated EBITDA was less than $6,500,000, each of (a) and (b) as calculated for the rolling four quarters immediately preceding such determination date.

Negative Pledge Agreements – Collectively, the Negative Pledge Agreements, each substantially in the form attached hereto as Exhibit H to be executed and delivered by Borrower, with respect to each of the Premises, as the same may hereafter be amended, restated, supplemented or otherwise modified, from time to time.

Premises – Collectively, the real property and improvements located at (a) 701 Koehler Ave, Suite 7 Ronkonkoma, NY, (b) 201 Pride Lane, Decatur, AL, (c) 202 Pride Lane, Decatur, AL and (d) 3420 Valley Ave., Decatur, AL.

Refinance Term Loan–Section 2.17(a).

Refinance Term Loan Commitment - the Lender’s obligation to make the Refinance Term Loan to the Borrower in an aggregate principal amount not to exceed to $3,000,000.

Refinance Term Loan Maturity Date – June 30, 2014.

Refinance Term Loan Note – Section 2.17(c).

Springing Mortgages – the Springing Mortgages, to be executed and delivered by the Borrower in accordance with Section 6.20 hereof, in connection with the Premises, as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

(c)          The table in the definition of “Applicable Rate” in Section 1.1 of the Agreement is hereby amended and replaced with the following table:

Applicable Ratio	LIBOR Margin	L/C Commission	Unused Rate
Greater than 3.00:1.00	2.50%	2.50%	.50%
Less than or equal to 3.00:1.00, but greater than 2.00:1.00	1.85%	1.85%	.30%
Less than or equal to 2.00:1.00	1.70%	1.70%	.25%

(d)          Clauses (ii) and (iii) of the definition of the term “Eligible Accounts” in Section 1.01 of the Agreement are hereby amended and restated in their entirety to provide as follows:

(ii) the Account is valid and enforceable representing the undisputed indebtedness of an Account Debtor not more than 30 days past the due date, with respect to the Designated Accounts, or 60 days past the due date, with respect to any other Account, and the Account does not represent a rebilling; (iii) not more than 25% of the aggregate balance of all Accounts owing from an Account Debtor obligated on the Account are outstanding more than 60 days past their due dates;

(e)          The first sentence of the definition of the term “Eligible Inventory” in Section 1.01 of the Agreement is hereby amended and restated in its entirety to provide as follows:

Any and all Inventory of Borrower and each Guarantor located at Borrower's places of business shown on Schedule 5.2 attached hereto and made part hereof (and for which location Lender has received a landlord, warehouse or mortgagee waiver as determined by, and in form and substance satisfactory to, Lender), which (i) is not subject to any Lien (other than Liens granted under this Agreement and Permitted Liens, if applicable); (ii) is not slow moving (inventory held greater than two (2) years), damaged, obsolete or unmerchantable; (iii) is not Inventory held on consignment; (iv) is not Inventory in-transit unless such Inventory (A) is in transit to one of Borrower's and such Guarantor’s places of business shown on Schedule 5.2, (B) is owned by Borrower or such Guarantor, as the case may be, (C) is insured to the full value thereof, and (D) is subject to negotiable bills of lading endorsed to, or non-negotiable bills of lading issued in the name of Lender; and (v) shall not consist of work-in-process; and (vi) meets such other reasonable specifications and requirements which may from time to time be established by Lender.

(f)          Clause (f) of the definition of “Permitted Acquisition” in Section 1.01 of the agreement is hereby amended and restated in its entirety to provide as follows:

(f)          the Borrower shall have received the prior written consent of the Lender

(g)          Section 2.2(a) of the Agreement is hereby amended and restated in its entirety to provide as follows:

Subject to the terms and conditions of this Agreement, Lender hereby establishes for the benefit of Borrower a revolving credit facility which shall include cash Advances extended by Lender to or for the benefit of Borrower as well as Letters of Credit issued for the account of Borrower from time to time hereunder, Term Loans made in accordance with Section 2.16 hereof and the Refinance Term Loan made in accordance with Section 2.17 hereof (collectively, the “Revolving Credit”), provided however that no cash Advance shall be made if, after giving effect thereto, (x) Aggregate Outstandings would exceed the Maximum Revolving Credit Amount in effect at such time or (y) at any time during a Borrowing Base Period, Aggregate RC Outstandings would exceed the Borrowing Base. Subject to such limitation, the outstanding balance of Advances under the Revolving Credit may fluctuate from time to time, to be reduced by repayments made by Borrower, to be increased by future Advances which may be made by Lender, to or for the benefit of Borrower, and, subject to the provisions of Section 8 below, shall be due and payable on the Revolving Credit Maturity Date. If (i) Aggregate Outstandings at any time exceeds the Maximum Revolving Credit Amount or (ii) at any time during a Borrowing Base Period, Aggregate RC Outstandings exceeds the Borrowing Base (each such excess referred to as an "Overadvance"), Borrower shall immediately repay the Overadvance in full.

(h)         The first sentence of Section 2.3(a) of the Agreement is hereby amended and restated in its entirety to provide as follows:

As a part of the Revolving Credit and subject to its terms and conditions, Lender shall make available to Borrower Letters of Credit which shall not exceed, in the aggregate at any one time outstanding, the L/C Commitment, provided that no Letter of Credit shall be issued or created if, after giving effect to the same, (x) Aggregate Outstandings would exceed the Maximum Revolving Credit Amount in effect at such time or (y) at any time during a Borrowing Base Period, Aggregate RC Outstandings exceeds the Borrowing Base.

(i)           Section 2.4(d) of the Loan Agreement is hereby re-lettered as Section 2.4(e) and a new Section 2.4(d) is hereby added immediately before such Section 2.4(e) as follows:

(d)          The Refinance Term Loan which shall be made by Lender on the Amendment No. 4 Effective Date under the Refinance Term Loan Commitment shall be made available by crediting such proceeds to Borrower's operating account with Lender. Requests for Base Rate Loans and Daily LIBOR Rate Loans must be requested by 10:00 A.M., Eastern time, on the date such Term Loan is to be made. Requests for Adjusted LIBOR Rate Loans must be requested three (3) Business Days in advance and must specify the amount of such Adjusted LIBOR Rate Loan and the LIBOR Interest Period. If no LIBOR Interest Period is specified, the LIBOR Interest Period for an Adjusted LIBOR Rate Loan shall be deemed to be a one month period.

(j)           Section 2.5(a) of the Agreement is hereby amended and restated in its entirety to provide as follows:

The unpaid principal balance of cash Advances under the Revolving Credit shall bear interest, subject to the terms hereof at a per annum rate equal to, at Borrower's option, (i) the Adjusted LIBOR Rate plus the Applicable Rate, (ii) the Base Rate or (iii) the Daily LIBOR Rate plus the Applicable Rate. The unpaid principal amount of each Term Loan under the Revolving Credit shall bear interest, subject to the terms hereof at a per annum rate equal to, at Borrower's option, (i) the Adjusted LIBOR Rate plus two and three- quarters percent (2.75%) or (ii) the Base Rate. The unpaid principal amount of the Refinance Term Loan under the Revolving Credit shall bear interest, subject to the terms hereof at a per annum rate equal to, at Borrower's option, (i) the Adjusted LIBOR Rate plus two and three-quarters percent (2.75%) or (ii) the Base Rate.

(k)          Section 2.8 of the Agreement is hereby amended and restated in its entirety to provide as follows:

Borrower may prepay the Revolving Credit in whole or in part at any time or from time to time, without penalty or premium except as provided in Section 2.10 upon not less than three Business Days’ irrevocable notice to Lender. Any partial prepayment of a Term Loan or the Refinance Term Loan shall be applied to such Term Loan or the Refinance Term Loan in the inverse order of maturity. Any prepayment of principal hereunder shall be accompanied by all accrued and unpaid interest to, but excluding, the date of prepayment.

(l)           Section 2.9 of the Agreement is hereby amended to add the following sentence at the end thereof:

The Refinance Term Loan shall be used by the Borrower to refinance $3,000,000 of the outstanding principal amount of the cash Advances on the Amendment No. 4 Effective Date.

(m)         Section 2.16 of the Agreement is hereby amended to add the following new sentence at the end thereof:

Notwithstanding anything to the contrary herein, no Term Loans shall be advanced by Lender unless and until Consolidated EBITDA shall be in excess of $6,500,000, as calculated on a rolling four-quarter basis.

(n)         Section II of the Agreement is hereby amended to add the following new Section 2.17 immediately following Section 2.16 thereof:

2.17          Refinance Term Loan. (a) As a part of the Revolving Credit and subject to the terms and conditions, and relying upon the representations and warranties, all as set forth herein, Lender hereby agrees to advance to Borrower on the Amendment No. 4 Effective Date, the sum of Three Million Dollars ($3,000,000) (the “Refinance Term Loan”), provided, however, that the Refinance Term Loan shall not be made if, after giving effect to the Refinance Term Loan, Aggregate Outstandings would exceed the Maximum Revolving Credit Amount.

(b)          The Refinance Term Loan Commitment of the Lender shall automatically terminate on the Amendment No. 4 Effective Date following funding of the Refinance Term Loan.

(c)          On the Amendment No. 4 Effective Date, Borrower shall execute and deliver to Lender a promissory note in the original principal amount of the Refinance Term Loan, substantially in the form attached hereto as Exhibit I (as amended, restated, supplemented or modified, from time to time, the “Refinance Term Loan Note”). The Refinance Term Loan Note shall evidence Borrower's unconditional obligation to repay Lender for the Refinance Term Loan with interest as herein provided. Lender is authorized to record the date, type and amount of the Refinance Loan and the date and amount of each payment or prepayment of principal of the Refinance Term Loan in the Lender’s records or on the grid schedule annexed to the Refinance Term Loan Note; provided, however, that the failure of the Lender to set forth the Refinance Term Loan, payment and other information shall not in any manner affect the obligation of the Borrower to repay the Refinance Term Loan made by the Lender in accordance with the terms of the Refinance Term Loan Note and this Agreement. The Refinance Term Loan Note, the grid schedule and the books and records of the Lender shall constitute conclusive evidence of the information so recorded absent manifest error.

(d)          The principal balance of the Refinance Term Loan shall be paid in twenty six consecutive monthly installments of principal, commencing May 1, 2012 and on the first day of each month thereafter with a final and twenty-seventh (27th) payment on the Refinance Term Loan Maturity Date, each such payment in the amount set forth below opposite the applicable installment:

Installment	Amount

May 1, 2012 through June 1, 2013	$25,000
July 1, 2013 through June 1, 2014	$37,500
June 30, 2014	the unpaid principal amount of the Refinance Term Loan

(o)         Section 4.7 of the Agreement is hereby amended to add the text “and Refinance Term Loan” after the text “Term Loans”.

(p)         Section 4.8 of the Agreement is hereby amended to (i) add the text “and the Refinance Term Loan” after each reference to “Term Loans” in the heading and first line thereof, (ii) delete the period at the end of subsection “(g)” thereof and replace it with the text “and” and (iii) to add new subsections (h) and (i) immediately following subsection (g) thereof as follows:

(h)          After giving effect to any requested Advance (x) during a Borrowing Base Period, (i) the Aggregate Outstandings shall not exceed the Maximum Revolving Credit Amount then in effect and (ii) the Aggregate RC Outstandings shall not exceed the Borrowing Base and (y) at any other time, the Aggregate Outstandings shall not exceed the Maximum Revolving Credit Amount then in effect.

(i)         With respect to the Refinance Term Loan hereunder, the Borrower shall have delivered to the Lender a duly executed Refinance Term Loan Note appropriately completed in an amount equal to the aggregate principal amount of the Refinance Term Loan to be funded on the Amendment No. 4 Effective Date.

(q)          Section 6.8(a) of the Agreement is hereby amended and restated in its entirety to provide as follows:

(a)         Consolidated Fixed Charge Coverage Ratio. Borrower shall maintain a Consolidated Fixed Charge Coverage Ratio of not less than the ratio set forth below opposite the applicable period, measured quarterly as of each fiscal quarter end:

Period	Maximum Ratio

January 31, 2012	1.00:1.00

April 30, 2012	not to be tested

July 31, 2012	not to be tested

October 31, 2012	1.10:1.00

January 31, 2013 and thereafter	1.20:1.00

(r)          Section 6.8(b) of the Agreement is hereby amended and restated in its entirety to provide as follows:

Consolidated Leverage Ratio – Borrower shall maintain a Consolidated Leverage Ratio of not more the ratio set forth below opposite the applicable period, measured quarterly as of each fiscal quarter end:

Period	Maximum Ratio

January 31, 2012	5.00:1.00

April 30, 2012	6.25:1.00

July 31, 2012	5.50:1.00

October 31, 2012	5.00:1.00

January 31, 2013 and thereafter	3.50:1.00

(s)         The table in Section 6.8(c) of the Agreement is hereby amended and restated in its entirety to provide as follows:

Period	Minimum Amount
January 31, 2012	$3,500,000
April 30, 2012	$3,000,000
July 31, 2012	$3,500,000
October 31, 2012	$4,000,000
January 31, 2013 and thereafter	$5,500,000

 (t)          Section 6.8(d) of the Agreement is hereby amended and restated in its entirety to provide as follows:

(d)        Asset Coverage Ratio. Borrower shall maintain an Asset Coverage Ratio of not less than 1.25 to 1.00, measured monthly at the end of each calendar month.

(u)         Section 6.9(a)(iii) of the Agreement is hereby amended and restated in its entirety to provide as follows:

within thirty (30) days of the end of each calendar month, (x) Borrower's accounts receivable aging report, accounts payable aging report, inventory reports and such other reports as Lender reasonably deems necessary, certified by Borrower's chief financial officer as true and correct, all in form and substance reasonably satisfactory to Lender, (y) at any time during a Borrowing Base Period (with respect to the Borrowing Base for the calendar month then ended), a completed Borrowing Base Certificate; and (z) at all times, other than during a Borrowing Base Period, a certificate from the chief financial officer, chief executive officer or president of Borrower certifying compliance with the requirements of Section 6.8(d) hereof, each of (y) and (z) to include a description of the Eligible Accounts, Eligible Inventory and Eligible Fixed Assets in order to establish that Borrower is in compliance with either the Borrowing Base or the minimum Asset Coverage Ratio, as the case may be;

(v)         Section 6.11 of the Agreement is hereby amended to add the following sentence at the end thereof:

The Bank shall be satisfied with the result of a field examination of the Borrower’s books and records to be completed by April 30, 2012.

(w)        Section VI of the Agreement is hereby amended to add a new Section 6.20 immediately following Section 6.19 thereof as follows:

Section 6.20. Springing Mortgages. On or prior to May 31, 2012, the Borrower shall have delivered to the Bank, for each Premises: (a) a title report issued by an insurance company authorized to transact business in the state where the such Premises is located and acceptable to the Bank, (b) a Springing Mortgage, duly executed by the Borrower, with respect to each Premises, in form and substance satisfactory to the Bank; (c) copies of all environmental reports to the extent previously prepared with respect to such Premises, (d) evidence that such Premises is not located in a Federally designated “special flood hazard area” or if such Premises is located in a Federally designated “special flood hazard area,” a flood insurance policy with terms and coverage satisfactory to the Bank, and (e) such other documents, agreements and information that the Bank may request.

Upon the occurrence and continuance of an Event of Default, the Bank may record the Springing Mortgages and, in connection therewith, the Borrower shall promptly provide to the Bank, (a) a title policy and a lender's title insurance binder issued by an insurance company authorized to transact business in the state where the Premises referred to in such Springing Mortgage is located and acceptable to the Bank naming the Bank as insured and insuring that the applicable Springing Mortgage creates a continuing, valid lien on the Property prior to all Liens (other than Permitted Liens), fully securing the Loans and on terms and conditions satisfactory to the Bank, (b) a current legal description and updated survey of each of the Premises, certified to the Bank and the title company, (c) a certificate of insurance from an independent insurance broker confirming the insurance required to be maintained pursuant to the Springing Mortgages, naming the Bank as mortgagee and loss payee with respect to such insurance, (e) copies of all environmental reports with respect to the Premises, including an updated environmental report at the reasonable option of the Bank, and (f) such other documents, promissory notes, agreements and information, including opinions of counsel, that the Bank may reasonably request. The Borrower further agrees to pay all title insurance premiums, recording and filing fees and charges and other expenses incurred by the Bank in connection with the recording of the Springing Mortgages and the delivery of the other documents required pursuant to this Section 6.20.

(x)         Exhibit G, Exhibit H and Exhibit I attached hereto are hereby added as Exhibit G, Exhibit H and Exhibit I, respectively, to the Agreement.

2.            Conditions of Effectiveness. This Amendment shall become effective as of the date hereof, upon receipt by the Lender of (a) this Amendment, duly executed by the Borrower and the Guarantor, (b) an amendment fee of $105,000, (c) a secretary’s certificate, substantially in the form attached hereto as Exhibit 1, (d) the Negative Pledge Agreement, duly executed by the Borrower, substantially in the form attached as Exhibit H hereto, (e) the Refinance Term Note, duly executed by the Borrower, substantially in the form attached as Exhibit I hereto and (f) such documents and agreements that the Lender shall request.

3.            Conforming Amendments. The Agreement, the Loan Documents and all agreements, instruments and documents executed and delivered in connection with any of the foregoing, shall each be deemed to be amended and supplemented hereby to the extent necessary, if any, to give effect to the provisions of this Amendment. The Agreement and the other Loan Documents shall remain in full force and effect in accordance with their respective terms.

4.           Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

(a)         After giving effect to this Amendment (i) each of the representations and warranties set forth in Article V of the Agreement is true and correct in all material respects on and as of the date hereof as if made on and as of the date of this Amendment except to the extent such representations or warranties relate to an earlier date in which case they shall be true and correct in all material respects as of such earlier date, and (ii) no Default or Event of Default has occurred and is continuing as of the date hereof or shall result from after giving effect to this Amendment.

(b)         The Borrower has the power to execute, deliver and perform this Amendment and each of the other agreements, instruments and documents to be executed by it in connection with this Amendment. No registration with or consent or approval of, or other action by, any Governmental Authority is required in connection with the execution, delivery and performance of this Amendment and the other agreements, instruments and documents executed in connection with this Amendment by the Borrower, other than registration, consents and approvals received prior to the date hereof and disclosed to the Lender and which are in full force and effect.

(c)         The execution, delivery and performance by the Borrower of this Amendment and each of the other agreements, instruments, and documents to be executed by it in connection with this Amendment, and the execution and delivery by the Guarantor of the Consent to this Amendment, (i) have been duly authorized by all requisite corporate action, and (ii) will not violate (A) any provision of law applicable to the Borrower or the Guarantor, any rule or regulation of any Governmental Authority applicable to the Borrower or the Guarantor or (B) the certificate of incorporation, by-laws, or other organizational documents, as applicable, of the Borrower or of the Guarantor.

(d)         This Amendment and each of the other agreements, instruments and documents executed in connection with this Amendment to which the Borrower or the Guarantor are a party have been duly executed and delivered by the Borrower and the Guarantor, as the case may be, and constitutes a legal, valid and binding obligation of the Borrower and the Guarantor enforceable, as the case may be, in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors’ rights generally and by equitable principles of general application, regardless of whether considered in a proceeding in equity or at law.

5.          Miscellaneous.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings as defined in the Agreement.

The amendments herein contained are limited specifically to the matters set forth above and do not constitute directly or by implication an amendment or a waiver of any other provision of Agreement or a waiver of any Default or Event of Default which may occur or may have occurred under the Agreement.

This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one Amendment.

THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

6.           Reaffirmation.

The Borrower hereby: (a) acknowledges and confirms that, notwithstanding the consummation of the transactions contemplated by this Amendment, (i) all terms and provisions contained in the Security Documents are, and shall remain, in full force and effect in accordance with their respective terms and (ii) the liens heretofore granted, pledged and/or assigned to the Lender as security for the Borrower’s obligations under the Note, the Agreement and the other Loan Documents shall not be impaired, limited or affected in any manner whatsoever by reason of this Amendment and such liens shall be deemed to extend to the Refinance Term Loan; (b) reaffirms and ratifies all the representations and covenants contained in each Security Document; and (c) represents, warrants and confirms the non-existence of any offsets, defenses, or counterclaims to its obligations under any Security Document.

[next page is the signature page]

IN WITNESS WHEREOF, the Borrower and the Lender have signed and delivered this Amendment as of the date first written above.

LAKELAND INDUSTRIES, INC.

By:	/s/ Christopher J. Ryan
Name:	Christopher J. Ryan
Title:	Chief Executive Officer and President

TD BANK, N.A.

By:	/s/ John Topolovec
Name:	John Topolovec
Title:	Vice President

CONSENT

The undersigned, not as parties to the Agreement but as Guarantor under the Guaranty and as a Grantor under the Security Agreement, hereby (a) accepts and agrees to the terms of the foregoing Amendment, (b) acknowledges and confirms that all terms and provisions contained in the Loan Documents to which it is party are, and shall remain, in full force and effect in accordance with their respective terms and (c) (i) all terms and provisions contained in the Loan Document to which it is a party are and shall remain, in full force and effect in accordance with their respective terms and (ii) the liens heretofore granted, pledged and/or assigned to the Lender as security for the Obligations shall not be impaired, limited or affected in any manner whatsoever by reason of this Amendment and shall be deemed to extend to the Refinance Term Loan.

LAIDLAW, ADAMS & PECK, INC.

By:	/s/ Christopher J. Ryan
Name:	Christopher J. Ryan
Title:	President, Secretary and Director

REFINANCE TERM LOAN NOTE

$3,000,000	April 12, 2012

FOR VALUE RECEIVED and intending to be legally bound, the undersigned, Lakeland Industries, Inc., a Delaware corporation ("Borrower"), promises to pay, in lawful money of the United States of America, to the order of TD Bank, N.A. ("Lender"), on or before the Refinance Term Loan Maturity Date, at the address set forth in Section 9.8 of the Loan Agreement, the principal amount Three Million ($3,000,000) Dollars, pursuant to the provisions of that certain Loan and Security Agreement dated of even date herewith, between Borrower and Lender (as it may be supplemented, restated, superseded, amended or replaced from time to time, "Loan Agreement").

The principal balance of this Term Loan shall be paid in accordance with the terms of the Loan Agreement provided that, in any event, the unpaid principal and all accrued and unpaid interest outstanding under this Refinance Term Loan shall be repaid in full on the Refinance Term Loan Maturity Date.

The outstanding principal balance hereunder shall be payable in accordance with the terms of the Loan Agreement. The actual amount due and owing from time to time hereunder shall be evidenced by Lender's records of receipts and disbursements with respect to this Term Loan, which shall, in the absence of manifest error, be conclusive evidence of the amount. All capitalized terms used herein without further definition shall have the respective meanings ascribed thereto in the Loan Agreement.

Borrower further agrees to pay interest on the outstanding principal balance hereunder from time to time at the per annum rates set forth in the Loan Agreement. Interest shall be calculated on the basis of year of 360 days but charged for the actual number of days elapsed, and shall be due and payable as set forth in the Loan Agreement.

This Note is the “Refinance Term Loan Note” referred to in the Loan Agreement.

If an Event of Default occurs and is continuing under the Loan Agreement, the unpaid principal balance of this Refinance Term Loan Note along with all accrued and unpaid interest and unpaid Expenses shall become, or may be declared, immediately due and payable as provided in the Loan Agreement. The obligations evidenced by this Refinance Term Loan Note are secured by the Collateral.

This Refinance Term Loan Note may be prepaid only in accordance with the terms and conditions of the Loan Agreement.

Borrower hereby waives protest, demand, notice of nonpayment and all other notices in connection with the delivery, acceptance, performance or enforcement of this Refinance Term Loan Note.

This Refinance Term Loan Note shall be governed by and construed in accordance with the substantive laws of the State of New York. The provisions of this Refinance Term Loan Note are to be deemed severable and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions of this Refinance Term Loan Note which shall continue in full force and effect. No modification hereof shall be binding or enforceable against Lender unless approved in writing by Lender.

BORROWER (AND LENDER BY ITS ACCEPTANCE HEREOF) HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION, PROCEEDING OR COUNTERCLAIM ARISING WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS OR WITH RESPECT TO ANY CLAIMS ARISING OUT OF ANY DISCUSSIONS, NEGOTIATIONS OR COMMUNICATIONS INVOLVING OR RELATED TO ANY PROPOSED RENEWAL, EXTENSION, AMENDMENT, MODIFICATION, RESTRUCTURE, FORBEARANCE, WORKOUT, OR ENFORCEMENT OF THE TRANSACTIONS CONTEMPLATED HEREUNDER OR UNDER THE LOAN DOCUMENTS.

IN WITNESS WHEREOF, and intending to be legally bound hereby, Borrower has executed these presents the day and year first above written.

LAKELAND INDUSTRIES, INC.

By:	/s/ Christopher J. Ryan
Name:	Christopher J. Ryan
Title:	Chief Executive Officer and President